                                                                   EXHIBIT 4.4

NEITHER THE SECURITY EVIDENCED BY THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS
(A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES,
(B) THE COMPANY RECEIVES OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES (REASONABLY CONCURRED IN WITH LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.


No. W-
ISSUED:  January 29, 1999


                              CRITICAL PATH, INC.

                   SERIES B PREFERRED STOCK PURCHASE WARRANT

     THIS IS TO CERTIFY that, subject to the terms and conditions hereof, America Online, Inc. (the "Holder") or assigns is entitled to subscribe for and purchase from Critical Path, Inc., a California corporation (the "Company"), at any time on or after the date hereof but not later than 5:00 p.m., San Francisco time, on January 29, 2006 (the "Exercise Period"), subject to the provisions hereof, up to a maximum of that number of shares (subject to adjustment as provided herein) (the "Warrant Shares ") of fully paid and non-assessable shares of Series B Preferred Stock, $.001 par value, of the Company (the "Series B Preferred Stock"), at a price per share (the "Exercise Price") as set forth in
Section 1.1 hereto. This Warrant is being issued pursuant to a certain Email Services Agreement dated as of January 29, 1999 between ICQ, Inc., a California corporation and the Company (the "Agreement"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

1.   EXERCISE

     1.1  WARRANT SHARES ELIGIBLE TO BE PURCHASED

     (a) Subject to the provisions of Section 1.1.2, (x) the Holder's rights to purchase Warrant Shares during the Exercise Period shall vest and (y) the Exercise Price for such Warrant Shares shall be determined as set forth in the table below.

------------------------------------------------------------------------------------------------
Percentage of Warrant Shares       Vesting                            Exercise Price
------------------------------------------------------------------------------------------------
(A) 1,791,362  Warrant Shares      Immediately upon execution of      $1.9373 per share.
(Representing Two percent          the Agreement.
(2.0%) of the Fully Diluted
Stock (the "Initial Warrant
Shares"), with the Warrant
for these shares being
issued in consideration of
the agreement to sub-brand
set forth in Section 3.1 of
the Agreement.
------------------------------------------------------------------------------------------------
(B) 895,681 Warrant Shares,        On the date that the Company       $2.50 per share.
Representing One percent           completes registration of the
(1.0%) of the Fully Diluted        first 250,000 sub-branded ICQ
Stock (the "A Warrant              Mail Boxes pursuant to the
Shares")                           Agreement.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Percentage of Warrant Shares       Vesting                            Exercise Price
------------------------------------------------------------------------------------------------
(C) 895,681 Warrant Shares,        On the date that the Company       $3.00 per share.
Representing One percent           completes registration of
(1.0%) of the Fully Diluted        250,000 sub-branded ICQ Mail
Stock ( the "B Warrant             Boxes pursuant to the
Shares")                           Agreement in addition to those
                                   registered in (B) above.
------------------------------------------------------------------------------------------------
(D) 895,681 Warrant Shares,        On the date that the Company       $4.00 per share.
Representing One percent           completes registration of
(1.0%) of the Fully Diluted        250,000 sub-branded  ICQ Mail
Stock (the "C Warrant              Boxes pursuant to the
Shares")                           Agreement in addition to those
                                   registered in (B) and (C)
                                   above.
------------------------------------------------------------------------------------------------
(E) 895,681 Warrant Shares,        On the date that the Company       $5.00 per share.
Representing One percent           completes registration of
(1.0%) of the Fully Diluted        250,000 sub-branded  ICQ Mail
Stock (the "D Warrant              Boxes pursuant to the
Shares")                           Agreement in addition to those
                                   registered in (B), (C) and (D)
                                   above.
------------------------------------------------------------------------------------------------

     (b) Anything contained herein to the contrary notwithstanding, if any of the A Warrant Shares, the B Warrant Shares, the C Warrant Shares or the D Warrant Shares have not vested on or prior to the end of the Vesting Period as defined in the Agreement, then the Holder's rights to purchase those unvested A Warrant Shares , B Warrant Shares, C Warrant Shares and D Warrant Shares shall terminate.

     (c) Notwithstanding the foregoing, the A Warrant Shares, the B Warrant Shares, the C Warrant Shares and the D Warrant Shares shall become fully vested and exercisable immediately upon the Termination of the Agreement by ICQ pursuant to Sections 16.3, 16.4 or 16.5 of the Agreement.

     (d) The Company represents to Holder that the Exercise Price for the Initial Warrant Shares (i.e. $1.9373 per share) is equal to the price for Series B Preferred Stock in the most recent round of outside equity financing of the Company.

     (e) The Company represents to Holder that, as of January 29, 1999 (the "Designated Date"), the aggregate 5,374,086 Warrant Shares, if all issued as of the Designated Date, would constitute six percent (6%) of the number of shares of voting capital stock of the Company outstanding on the Designated Date after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants (including this Warrant), calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such capital stock or other arrangement to acquire at any time or under any circumstance, voting capital stock of the Company or any such other outstanding securities and including all shares or other equity interests subject, as of the Designated Date to issued stock options or other rights to acquire equity of any nature to officers, directors, employees or consultants of the Company under all agreements, plans or arrangements theretofore approved by the Board of Directors of the Company, whether on not the right to exercise such outstanding options or other rights is currently effective or vested (collectively, the "Fully-Diluted Stock").

     (f) In the event, the Series B Preferred Stock is automatically converted into Common Stock of the Company (the "Common Stock"), pursuant to the Articles of Incorporation of the Company, then the Warrants shall become exercisable for that number of shares of Common Stock into which the Series B Preferred Stock issuable hereunder are converted.

     1.2    PROCEDURE FOR EXERCISE

     Subject to the foregoing, this Warrant may be exercised by the Holder, as to those shares of Warrant Shares for which this Warrant is then exercisable as determined in accordance with Section 1.1, at any time during the Exercise Period in whole or part by delivering to the Company, at the address of the Company set forth in Section 17, (a) the form of Exercise Notice attached hereto duly completed and executed by the Holder, (b) this Warrant certificate, and (c) cash or a bank cashier's check payable to the Company in the amount of the Exercise Price multiplied by the number of shares for which this Warrant is being exercised (the "Purchase Price"). The Holder will be deemed to be the holder of record of the shares of Series B Preferred Stock as to which the Warrant was exercised in accordance with this Warrant, effective at the close of business, San Francisco time, on the date such exercise is completed and all documents specified above are delivered to the Company.

     1.3    NET EXERCISE

     Notwithstanding the payment provisions set forth above, the Holder may elect to exercise this Warrant by converting this Warrant into shares of Warrant Shares as provided in this Section 1.3, such election to be effected by surrender of this Warrant at the principal office of the Company, together with the Notice of Exercise indicating such election, in which case the Company shall issue to the Holder the number of shares of Warrant Shares determined as follows:

                       X =  Y (A-B)
                            -------
                               A
Where:      X =  the number of shares of Warrant Shares to be issued
            Y = the number of shares of Warrant Shares as to which the Warrant is being exercised
            A = the Fair Market Value (as defined below) of one (1) share of Warrant Shares
            B =  the applicable Exercise Price

     For purposes of the above calculation, the Fair Market Value of a share of Warrant Shares shall be determined in good faith by the Board of Directors of the Company (the "Board"); provided, however, that if a public market for the common stock of Company (the "Common Stock") exists at the time of such exercise, then such Fair Market Value shall be calculated by treating the Series B Preferred Stock as converted into Common Stock at the then conversion rate, and with the value of the Common Stock deemed to be equal to the average of the closing bid and asked prices of the Common Stock as quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which the Common Stock is then listed, whichever is applicable, for the five
(5) trading days prior to the date of exercise of this Warrant. Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company's initial public offering of Common Stock, the Fair Market Value per share of Common Stock shall be deemed to be equal to the per share offering price to the public of the Company's initial public offering.

     The Board shall promptly respond in writing to an inquiry by the Holder as to the Fair Market Value of one share of Warrant Shares.

2.   DELIVERY OF STOCK CERTIFICATE

     Within twenty days after the exercise of this Warrant (in full or in part) and payment of the Purchase Price then due, the Company at its expense shall issue in the name of and deliver to the Holder (a) a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Shares to which the Holder shall be entitled upon such exercise and (b) if applicable, a new Warrant of like tenor to purchase up to that number of shares of Warrant Shares, if any, as to which this Warrant shall not have been previously exercised by the Holder or repurchased by the Company.

3.   Covenants as to Warrant Shares

     The Company covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of Series B Preferred Stock to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of Common Stock for conversion of the Series B Preferred Stock into Common Stock. The Company further covenants that all shares of Series B Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant, and all shares of Common Stock which may be issued upon conversion of the Series B Preferred Stock into Common Stock, will, upon issuance, in accordance with the terms of this Warrant, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges solely with respect to the issuance thereof. The Company further covenants and agrees that the Company will from time to time take all such action as may be requisite to assure that the stated or par value per share of the Series B Preferred Stock is at all times equal to or less than the then effective Exercise Price per share of the Series B Preferred Stock issuable upon exercise of this Warrant. If and so long as the Common Stock issuable upon the conversion of the Series B Preferred Stock issuable upon exercise of the rights represented by this Warrant is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, use its best efforts to list and keep listed in such exchange, upon official notice of issuance, all shares of such capital stock.

4.   Effects of Reorganization

     In the event of a of a merger or consolidation of the Company with another entity or the acquisition by another Company of all or substantially all of the assets or stock of the Company by another entity (collectively such events being a "Reorganization"), the following provisions will apply:

     (a) AOL will be provided with notice of such Reorganization at least thirty (30) business days in advance of its scheduled consummation. In addition, AOL will be provided copies of any notice sent to shareholders of the Company in connection with such Reorganization (including notice of any shareholder's meetings and shareholder's consents), simultaneously with such notice being provided to any shareholder.

     (b) If the Reorganization constitutes an assignment under the Section 18.8 of the Agreement or is a sale of substantially all of the assets of the Company, then, in addition to any other rights that AOL or ICQ may have under the Agreement as the result of such assignment or sale, all of the A Warrant Shares, B Warrant Shares, C Warrant Shares and D Warrant Shares shall vest and become fully exercisable upon completion of the Reorganization (and AOL will be entitled to conditionally exercise such Warrants effective concurrently with completion of the Reorganization (but immediately prior thereto).

     (c)  Whether or not the Reorganization constitutes an assignment under
Section 18.8, (including if ICQ authorizes an assignment under Section 18.8 in its discretion and the Agreement is assigned to another entity), in the event the stockholders of the Company receive cash, stock or other property or contractual rights in respect of their stock in the Company (including upon any Reorganization where the Company is not the surviving entity), this Warrant will be exchanged for a warrant to purchase such kind and number of shares of capital stock or other securities or property or rights of the Company or the surviving entity to which the Holder would have been entitled if it had held the Series B Preferred Stock issuable upon the exercise hereof immediately prior to such Reorganization, which warrant shall have the same terms and conditions hereof. Despite the foregoing, if the sole consideration received by stockholders in any such Reorganization is cash, then Company shall not be required to issue an exchange warrant if it pays to Company immediately upon closing, cash based on the amount that the Holder would have received in such Reorganization upon full exercise of the Warrant for all

Warrant Shares, whether or not then vested; it is understood that the net amount payable will be the net exercise price therefor calculated in the manner specified in Section 1.3 above.

5.   ADJUSTMENTS FOR STOCK SPLITS AND SIMILAR MATTERS

     5.1  STOCK SPLITS AND REVERSE STOCK SPLITS

     If after conversion of the Series B Preferred Stock the Company shall issue any shares of Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either such case, then the Exercise Price in effect before such dividend or subdivision shall be proportionately reduced and the number of shares of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and, conversely, if the Company shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the Exercise Price in effect before such combination shall be proportionately increased and the number of shares of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased. Upon each adjustment in the Exercise Price pursuant to this Section 5, the number of shares of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter. The Holder shall be entitled to the same notice and information regarding such dividend or subdivision as is furnished to holders of Common Stock, which notice shall be sent to the Holder no later than the date such notice is sent to all holders of Common Stock. The foregoing is intended to protect Holder against dilution to due stock dividends and stock splits. If the rights of holders of Series B Preferred Stock are such that the foregoing adjustments and protections are taken care of due to changes in the rights of Series B Preferred Stock that are provided to Holder hereunder because the Warrant is for Series B Preferred, than the rights hereunder will not be effective to the extent they would duplicate the same rights available to holder by reason of the fact that this Warrant is for Series B Preferred.

     5.2  OTHER DIVIDENDS AND DISTRIBUTIONS

     In case the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution other than as described in Section 5.1, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, then the Company will mail or cause to be mailed to the Holder a notice specifying the date on which a record is to be taken for the purpose of such dividend, distribution or right (the "Record Date"), and stating the amount and character of such dividend, distribution or right. Such notice shall be mailed at least 15 days prior to the Record Date therein specified.

6.   FRACTIONAL SHARES

     No fractional shares shall be issued upon the exercise of this Warrant. In lieu of fractional shares, the Company shall pay the Holder a sum in cash equal to the fair market value of the fractional shares (as determined under paragraph
1.2 above) on the date of exercise.

7.   RESTRICTIONS ON TRANSFER

     Neither this Warrant nor any securities purchased upon exercise of this Warrant may be transferred unless (a) such transfer is registered under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities or blue sky laws, (b) the Company has received a legal opinion reasonably satisfactory to the Company to the effect that the transfer is exempt from the prospectus delivery and registration requirements of the Securities Act and any applicable state securities or blue sky laws; provided, however, that
                                                       --------  -------
no such opinion of counsel shall be necessary for a transfer of Warrant Shares pursuant to Rule 144(k) promulgated under the Securities Act or any successor rule thereto ("Rule 144(k)"), or (c) the Company otherwise satisfies itself that
such transfer is exempt from registration.   In addition, this Warrant itself
(but not the securities purchased upon exercise hereof) may not be assigned or transferred except as permitted by Section 16 hereof.

8.   LEGEND

     A legend setting forth or referring to the above restrictions shall be placed on this Warrant, any replacement hereof and any certificate representing a security issued pursuant to the exercise hereof, and a stop transfer restriction or order shall be placed on the books of the Company and with any transfer agent until such securities may be legally sold or otherwise transferred; provided, however, that such legend shall not be required and a
              --------  -------
stop transfer restriction order shall not be placed if (i) in the opinion of counsel to the Holder (reasonably concurred with by counsel to the Company) registration of any future transfer is not required by the applicable provisions of the Securities Act, (ii) the Company shall have waived the requirements of such legends or (iii) the transfer of Warrant Shares shall be made in compliance with the requirements of Rule 144(k).

9.   HOLDER AS OWNER

     The Company may deem and treat the Holder of this Warrant as the absolute owner hereof for all purposes regardless of any notice to the contrary.

10.  WARRANTHOLDER RIGHTS

     10.1  RIGHTS IN CONNECTION WITH WARRANT SHARES

     (a) Upon exercise of all or part of this Warrant, the holder of the Warrant Shares shall be entitled to rights with respect to such shares of Warrant Shares as set forth on Exhibit A attached hereto (the "Rights Agreement").

     (b) The Company hereby represents and warrants to the Holder that the Holder Rights (as hereinafter defined) of the current holders of Series B Preferred are at least as favorable as the Holder Rights of any other holders of stock or other equity securities of the Company issued in connection with any financing consummated by the Company prior to the date of this Agreement (the "Other Rights") The Company hereby also agrees that the Holder is be entitled to all rights and privileges (contractual or otherwise) granted or agreed to by the Company to holders of Series B Preferred Stock issued in the last round of sale of such Series B Preferred Stock (including rights granted in the Purchase Agreement for such last round). In the event that the above representation is not accurate and there are outstanding Other Rights more favorable to the holders thereof than the rights granted to Holder hereunder (the "Warrant Rights"), then the Holder shall, automatically and without any further action on the part of the Holder or the Company, be entitled to, and the Company is hereby deemed to grant to such Holder in respect of the Warrant Shares, such more favorable rights, and the Company shall take all action reasonable necessary to effectuate the foregoing. For purposes of this Section: (i) "Holder Rights" shall mean all rights which a holder of any equity securities of Company may be entitled to either pursuant to the rights, preferences or privileges of the equity securities, or pursuant to any contractual rights, including without limitation, voting rights, dividend rights, registration rights and anti-dilution rights; and (ii) equity securities will include, without limitation, options, warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which it is bound calling for the issuance of shares of capital stock or any securities convertible into or exercisable or exchangeable for, or capital stock or other arrangement to acquire, at any time or under any circumstances, shares of capital stock or any such securities.

     (c) The Company represents and warrants to the Holders that the Restated Articles of Incorporation of the Company filed on September 4, 1998, as amended by Certificates of Amendment dated December 17, 1998 and January 5, 1999, copies of which have been provided to the Holder, constitute the Articles of Incorporation of the Company as currently in effect, and have not been modified or amended through the date of this Warrant.

     10.2  NO STOCKHOLDER RIGHTS

     Other than as set forth in Section 10.1 above, this Warrant shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights whatsoever except the rights stated herein; and except as otherwise provided herein, no dividend or interest shall be payable or shall accrue in respect of this Warrant or the Warrant Shares purchasable hereunder unless, until and to the extent that this Warrant shall be exercised.

11.  CONSTRUCTION

     The validity and interpretation of the terms and provisions of this Warrant shall be governed by the laws of the State of California. The descriptive headings of the several sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions thereof.

12.  EXPIRATION

     This Warrant shall be void and all rights represented thereby shall cease unless exercised during the Exercise Period, as such period may be adjusted pursuant to Section 4 hereof. All restrictions set forth herein on the shares of capital stock issued upon exercise of any rights hereunder shall survive such exercise and expiration of the rights granted hereunder.

13.  EXCHANGE OF WARRANT

     This Warrant is exchangeable upon the surrender hereof by the Holder at the office of the Company for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by the Holder at the time of such surrender.

14.  LOST WARRANT CERTIFICATE

     If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, upon request in writing from the Holder and subject to compliance by Holder with the following sentence, issue a new Warrant of like denomination, tenor and date as this Warrant, subject to the Company's right to require the Holder to give the Company a bond or other satisfactory security sufficient to indemnify the Company against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft, mutilation or destruction of this Warrant or the issuance of such new Warrant. The Holder shall reimburse the Company for any and all expenses and costs incurred by the Company in connection with issuing a new Warrant under this Section.

15.  WAIVERS AND AMENDMENTS

     This Warrant or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.  SUCCESSORS AND ASSIGNS.

     This Warrant shall be binding upon the Company and inure to the benefit of AOL and its successors and assigns; provided, however, that the Warrant shall
                                     --------  -------
only be assignable by AOL to its Subsidiaries (as hereinafter defined). For purposes of this Warrant, the term "Subsidiary" shall mean a corporation, association, trust, partnership, joint venture or other entity in which AOL owns, directly or indirectly, any capital stock or other proprietary interest representing at least fifty percent (50%) of the voting power of such corporation, association, trust, partnership, joint venture or other entity.

17.  NOTICES

     All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by personal delivery, reputable overnight courier service, telecopier or mailed by United States mail, first-class postage prepaid, or by registered or certified mail with return receipt requested, addressed as follows:

     If to the Holder:

          America Online, Inc.
          22000 AOL Way
          Dulles, VA  20166
          Fax:  (703) 265-2208
          Attention:  Legal Counsel

If to the Company:

          Critical Path, Inc.
          320 First Street
          San Francisco, CA  94105
          Fax:  415-808-8777
          Attention: General Counsel


     Each of the foregoing parties shall be entitled to specify a different address by giving five days' advance written notice as aforesaid to the other parties. All such notices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and
(ii) in the case of mailing, on the third business day following the date of such mailing.

18.  INVESTMENT INTENT

     By accepting this Warrant, the Holder represents that it is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution thereof.

     IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

                                    CRITICAL PATH, INC.

                                        /s/ David Thatcher
                                    By: ________________________________________
                                        David Thatcher, Vice President and Chief
                                        Financial Officer

ACCEPTED AND AGREED:

America Online, Inc.

/s/ David M. Colburn
___________________________
   /s/ David M. Colburn
By:________________________
    SVP, Busniess Affairs
Its:_______________________


         2-4-99
Date:______________________

                              NOTICE OF EXERCISE

TO CRITICAL PATH, INC.

     The undersigned hereby irrevocably elects to exercise the Warrant delivered herewith pursuant to Section 1.2 thereof as to __________ shares of Common Stock and requests that certificates for such shares (or so many thereof as may be issuable upon this exercise, if this exercise is being made pursuant to Section
1.3 of the Warrant) be issued in the name of and delivered to the undersigned at the address stated below, and, if additional shares remain available for purchase pursuant to the Warrant, the new Warrant evidencing the right to purchase the balance of such shares shall be registered in the name of, and delivered to, the undersigned at the address stated below. The undersigned hereby agrees with and represents to the Company that said shares of common stock are acquired for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended, and agrees that the exercise of the Warrant and the issuance and transfer of the common stock to be purchased are subject to Sections 7 and 8 of the Warrant.

     Payment is enclosed in the amount of $____________________

     Dated:___________



                                        ________________________________


                                        By:_____________________________
                                        Its:____________________________

ADDRESS:

__________________________________
__________________________________
__________________________________

EIN: _____________________________

PHONE: ___________________________
FACSIMILE: _______________________

                                   EXHIBIT A

                              REGISTRATION RIGHTS

         [Attach Investor Rights Agreement, including all amendments]